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                                                                      EXHIBIT J

                               ARTHUR ANDERSEN LLP

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) included in or made a part of this Registration Statement File No. 333-02381 for The Hartford Mutual Funds, Inc. (consisting of The Hartford Money Market, The Hartford Bond Income Strategy, The Hartford Advisers, The Hartford Dividend and Growth, The Hartford Stock, The Hartford Capital Appreciation, The Hartford Small Company, The Hartford International Opportunities, The Hartford Global Leaders, The Hartford High Yield, The Hartford MidCap and The Hartford Growth and Income Fund) on Form N-1A.


                                                     /s/ Arthur Andersen LLP


Hartford, Connecticut
April 23, 1999